Exhibit 99
Investor Relations Contact:	Media Contact:
Jennifer Larson	Dave DeCecco
(617) 368-5152 jennifer.larson@bostonbeer.com	(914) 261-6572 dave.dececco@bostonbeer.com

BOSTON BEER REPORTS

THIRD QUARTER FINANCIAL RESULTS

Third Quarter (13-week) and Year-to-Date (39-week) 2021 Financial Results

BOSTON, MA (10/21/21) -- The Boston Beer Company, Inc. (NYSE: SAM), today reported financial results for the third quarter and year-to-date fiscal periods ended September 25, 2021. Key results were:

•
Third quarter depletions increased 11% and third quarter shipments increased 11.2% compared to the prior year.
•
Third quarter net revenue of $561.6 million increased 14.0% compared to the prior year
•
Third quarter net loss of $58.4 million or $4.76 per diluted share represented a decrease of $139.2 million or $11.27 per diluted share compared to net income in the third quarter of last year.
•
The third quarter net loss was primarily a result of direct and indirect volume adjustment costs of $133.0 million, or $7.73 per diluted share, net of tax benefits, due to slower than anticipated hard seltzer growth.
•
Year-to-date depletions increased 24% and year-to-date shipments increased 29.7% compared to the prior year.
•
Year-to-date net revenue of $1.710 billion increased 34.0% compared to the prior year
•
Year-to-date net income of $66.3 million or $5.33 per share, a decrease of $92.8 million or $7.57 per diluted share compared to the prior year.

“The unexpected rapid slowdown of hard seltzer category growth this summer significantly impacted our business,” said Dave Burwick, President and CEO. “While Truly has continued to grow, gain share and solidify its long-term position, the slower category performance has reduced our full-year growth expectations for Truly to be between 20-25% year-over-year. In addition, the capacity and inventory we had built to take advantage of a higher-growth environment resulted in significant temporary costs this quarter.”

“Despite the slowdown in category growth, we expect hard seltzers, which represent 11% of total beer dollars year to date, up from 9% during the same period in 2020, will remain a very important segment of the beer market in the future. We’ve been playing to win and have reaped many benefits over the past 18 months. So far this year, Truly has generated 54% of all hard seltzer category growth. In addition, Truly has achieved the second-highest household penetration in all of beer behind only Bud Light beer and ahead of all its other hard seltzer and beer industry competitors. ”

“We have a tremendous track record of growth at Boston Beer, which is rooted in our heritage of delivering premium products that consumers love, and constantly innovating to meet ever-evolving tastes,” said Chairman and Founder Jim Koch. “Not only have we delivered a 12% compound annual growth rate in revenue for the last 20 years, we now own leading brands in a number of categories, and where we are not yet number one, our brands are gaining share. With our balanced portfolio of strong brands and a pipeline of innovative products preparing to come to market, we are well positioned to succeed in 2022 and beyond as consumers look to drink more ‘Beyond Beer’ products.”

“We believe we have the best brewers, the best high-end brands – with potential yet to be fully tapped – as well as the best salesforce and the best innovation again for 2022,” added Koch. “We are fixing our capacity and supply chain issues, our marketing is hitting its stride, and we have the best distributor network behind us. We have a company and culture that not only delivers double-digit growth over extended horizons, but also demonstrates resilience and agility when faced with challenges. We will continue to work hard to prove our ability to outgrow the beer category for many years to come.”

Details of the results were as follows:

3rd Quarter 2021 (13-weeks ended September 25, 2021) Summary of Results

The third quarter results include direct costs resulting from slower hard seltzer category growth of $102.4 million, before the related tax benefit. These costs include inventory obsolescence, destruction costs and other inventory related costs of $54.3 million, contract termination costs, primarily for excess third-party contract production, of $35.4 million and equipment impairments of $12.7 million. The total direct costs of $102.4 million have been recorded in the third quarter financial statements as a $54.3 million increase in cost of goods sold, $12.7 million in impairments of long-lived assets and $35.4 million in contract termination fees.

In addition, the third quarter results include indirect costs resulting from the slowdown of hard seltzer category growth of $30.6 million, before the related tax benefit. These costs include unfavorable absorption impacts at Company-owned breweries and downtime charges at third party breweries of $11.4 million, increased materials sourcing and warehousing costs of $11.8 million and customer return provisions for out of code or damaged products of $5.4 million and other costs of $2.0 million. These total indirect costs of $30.6 million have been recorded in the third quarter financial statements as a $6.9 million reduction in net revenue and a $23.7 million increase in cost of goods sold.

Third quarter net loss of $58.4 million or $4.76 per diluted share decreased $139.2 million or $11.27 per diluted share compared to net income in the third quarter of last year. This decrease was due to the combined direct and indirect costs related to slowing hard seltzer category growth of $133.0 million or $7.73 per diluted share, net of the related tax benefit, and higher operating expenses, partially offset by increased net revenue.

In the third quarter of 2021 and 2020, the Company recorded a tax benefit of $0.02 per diluted share and $0.41 per diluted share, respectively, resulting from the Accounting Standard "Employee Share-Based Payment Accounting" ("ASU 2016-09").

Depletions for the quarter increased 11% from the prior year, reflecting increases in the Company’s Twisted Tea, Truly Hard Seltzer, Samuel Adams and Dogfish Head brands, partially offset by decreases in its Angry Orchard brand.

Shipment volume for the quarter was approximately 2.3 million barrels, a 11.2% increase from the prior year, reflecting increases in the Company’s Twisted Tea, Samuel Adams and Angry Orchard brands, partially offset by decreases in its Truly Hard Seltzer and Dogfish Head brands.

The Company believes distributor inventory as of September 25, 2021 averaged approximately 6 weeks on hand and was at an appropriate level for each of its brands, except for Truly, which had significantly higher than planned distributor inventory levels for certain styles and packages. To address the slowing demand and continued uncertainty on future volume projections for Truly, the Company is working closely with its distributors to reduce Truly distributor inventory levels. The Company adjusted production and shipments during the third quarter and expects to continue to do so during the remainder of the year.

Gross margin of 30.7% decreased from the 48.8% margin realized in the third quarter of 2020, primarily due to $84.9 million direct and indirect volume adjustment costs, as a result of the hard seltzer slowdown described above, and higher materials costs, partially offset by price increases.

Advertising, promotional and selling expenses increased $58.8 million or 54.4% from the third quarter of 2020, primarily due to increased brand investments of $37.6 million, mainly driven by higher media, production and local marketing costs and increased freight to distributors of $21.2 million that was primarily due to higher rates and volumes.

General and administrative expenses increased by $1.7 million or 5.7% from the third quarter of 2020, primarily due to increases in external services, partially offset by lower salaries and benefits costs.

Impairment of long-lived assets increased $14.2 million from the third quarter of 2020, primarily due to write-downs of equipment of $12.7 million related to the slowdown of the hard seltzer category.

The Company’s effective tax rate for the third quarter was a tax benefit of 23.5% compared to a tax provision of 20.8% in the prior year. This change in rate was primarily due to a higher tax benefit from stock option activity recorded in accordance with ASU 2016-09 in the third quarter of 2020.

Year-to-date 2021 (39 weeks ended September 25, 2021) Summary of Results

Year-to-date results include direct costs resulting from slowing hard seltzer category growth of $102.4 million, before the related tax benefit. These direct costs were all incurred in the third quarter and are described in more detail in the Third Quarter Summary of Results section above.

In addition, year-to-date results include indirect costs resulting from slowing hard seltzer category growth of $41.5 million, before the related tax benefit. These costs include unfavorable absorption impacts at Company-owned breweries and downtime charges at third party breweries of $11.8 million, increased raw materials sourcing and warehousing costs of $22.3 million and customer return provisions for out of code or damaged products of $5.4 million and other costs of $2.0 million. The total costs of $41.5 million have been recorded in the year-to-date financial statements as a $6.9 million reduction in net revenue and a $34.6 million increase in cost of goods sold.

Year-to-date net income of $66.3 million or $5.33 per share, decreased $92.8 million or $7.57 per diluted share compared to the prior year. This decrease was due to the combined direct and indirect costs of slowing hard seltzer category growth of $143.9 million or $8.25 per diluted share, net of the related tax benefit, and higher operating expenses, partially offset by increased net revenues.

Year-to-date 2021 and 2020, the Company recorded a tax benefit of $0.75 per diluted share and $0.77 per diluted share, respectively, resulting from ASU 2016-09.

Depletions year-to-date increased 24% from the prior year, reflecting increases in the Company’s Truly Hard Seltzer, Twisted Tea, Samuel Adams and Dogfish Head brands, partially offset by decreases in its Angry Orchard brand.

Shipment volume year-to-date was approximately 7.0 million barrels, a 29.7% increase from the prior year, reflecting increases in the Company’s Truly Hard Seltzer, Twisted Tea, Samuel Adams, Angry Orchard and Dogfish Head brands.

Gross margin year-to-date of 40.8% decreased from the 46.9% margin realized in year-to-date 2020, primarily due to $95.8 million direct and indirect volume adjustment costs, as a result of the hard seltzer slowdown described above, and higher materials costs, partially offset by price increases.

Advertising, promotional and selling expenses increased $163.0 million or 53.2% from the year-to-date 2020, primarily due to increased brand investments of $99.7 million, mainly driven by higher media, production and local marketing investments and increased freight to distributors of $63.3 million that was primarily due to higher rates and volumes.

General and administrative expenses increased by $9.9 million or 11.4% from year-to-date 2020, primarily due to increases in external services and salaries and benefits costs.

Impairment of long-lived assets increased $15.4 million from year-to-date 2020, primarily due to write-downs of equipment related to the slowdown of the hard seltzer category.

The Company’s effective tax rate for year-to-date 2021 was 17.3% compared to a tax provision of 21.1% in the prior year. This lower rate in year-to-date 2021 was primarily due to the higher impact of deductions for option activity on lower net income compared to the prior year period.

The Company expects that its September 25, 2021 cash balance of $86.5 million, together with its future operating cash flows and the $150.0 million unused balance on its line of credit, will be sufficient to fund future cash requirements.

During the 39-week period ended September 25, 2021 and the period from September 26, 2021 through October 15, 2021, the Company did not repurchase any shares of its Class A Common Stock. As of October 15, 2021, the Company had approximately $90.3 million remaining on the $931.0 million share buyback expenditure limit set by the Board of Directors.

Depletion estimates

Year-to-date depletions through the 42-week period ended October 16, 2021 are estimated by the Company to have increased approximately 23% from the comparable period in 2020.

COVID-19

As the COVID-19 pandemic slowly winds down, the Company’s primary focus continues to be on operating its breweries and business safely and working hard to meet customer demand. The Company began seeing the impact of the COVID-19 pandemic on its business in early March 2020. The direct financial impact of the pandemic primarily included significantly reduced keg demand from the On-Premise channel and higher labor and safety-related costs at the Company’s breweries. In addition to these direct financial impacts, COVID-19 related safety measures resulted in a reduction of brewery productivity, with more volume shifted to third-party breweries, increasing production costs and negatively impacting gross margins. In the 39-week period ended September 26, 2020, the Company recorded COVID-19 related pre-tax reductions in net revenue and increases in other costs that total $14.2 million, of which $10.0 million was recorded in the first quarter and $4.1 million was recorded in the second quarter and $0.1 million was recorded in the third quarter. In 2021 and going forward, the Company has chosen not to report COVID-19 related direct costs separately, as they are viewed to be a normal part of operations.

Full Year 2021 Projections

The Company currently projects full year 2021 GAAP earnings per diluted share to be between $2.00 and $6.00, primarily as a result of slowing hard seltzer category growth and related inventory write-offs, contract termination fees, equipment impairments, absorption impacts, downtime charges, and increased sourcing and warehousing costs. This projection excludes the impact of ASU 2016-09 and is highly sensitive to changes in volume projections, particularly related to the hard seltzer category. The Company’s actual 2021 earnings per share could vary significantly from the current projection. Underlying the Company’s current 2021 projection are the following full-year estimates and targets:

•
Depletions and shipments increase of between 18% and 22%.
•
National price increases of between 2% and 3%.
•
Gross margin of between 40% and 42%. The gross margin impact related to the combined full year direct and indirect costs of the hard seltzer slowdown is estimated at $132.6 million, of which $95.8 million were incurred in the first nine months and the remainder of $36.8 million are estimated to be incurred in the fourth quarter.
•
Increased investments in advertising, promotional and selling expenses of between $80 million and $100 million. This does not include any changes in freight costs for the shipment of products to the Company’s distributors.
•
Non-GAAP effective tax rate of approximately 28%, excluding the impact of ASU 2016-09. This effective tax rate also excludes any potential future changes to current federal income tax rates and regulations.
•
Estimated capital spending of between $160 million and $200 million.

Preliminary 2022 Outlook

The Company is completing its 2022 planning process and will provide further guidance when the Company presents its full-year 2021 results. Based on information of which it is currently aware, the Company is using the following preliminary assumptions and targets for its 2022 fiscal year, which are highly sensitive to changes in volume projections, particularly related to the hard seltzer category:

•
Depletions and shipments percentage increase of between mid-single digits and low double-digits.
•
National price increases of between 3% and 6%.
•
Gross margin of between 45% and 48%.
•
Increased investments in advertising, promotional and selling expenses of between $10 million and $30 million. This does not include any changes in freight costs for the shipment of products to the Company’s distributors.
•
Non-GAAP effective tax rate of approximately 26%, excluding the impact of ASU 2016-09. This effective tax rate also excludes any potential future changes to current federal income tax rates and regulations.
•
Estimated capital spending of between $140 million and $190 million, which could be significantly higher, if deemed necessary to meet future growth.

Use of Non-GAAP Measures

Non-GAAP effective tax rate and earnings per diluted share, excluding the impact of ASU 2016-09, are not defined terms under U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures should not be considered in isolation or as a substitute for diluted earnings per share and effective tax rate data prepared in accordance with GAAP, and may not be comparable to calculations of similarly titled measures by other companies. Management uses these non-GAAP financial measures to make operating and strategic decisions and to evaluate the Company’s overall business performance. The Company is unable to reconcile the projection for its Non-GAAP effective tax rate and earnings per diluted share, excluding the impact of ASU 2016-09, because the the Company is unable to predict the impact of future events outside the Company’s control, including the timing and value realized upon exercise of stock options versus the fair value of those options when granted. Therefore, because of the uncertainty and variability of the impact of ASU 2016-09, the Company is unable to provide, without unreasonable effort, a reconciliation of these non-GAAP measures on a forward-looking basis. Management believes these forward-looking non-GAAP measures provide meaningful and useful information to investors and analysts regarding our outlook and facilitate period to period comparisons of our forecasted financial performance.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the year ended December 26, 2020 and subsequent reports filed by the Company with the SEC on Forms 10-Q and 8-K. Copies of these documents are available from the SEC and may be found on the Company’s website, www.bostonbeer.com. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 brewing Samuel Adams beer and the Samuel Adams brand is currently recognized as one of the largest and most respected craft beer brands. Our portfolio of brands also includes Truly Hard Seltzer, Twisted Tea, Angry Orchard Hard Cider and Dogfish Head Brewery as well as other craft beer brands such as Angel City Brewery and Coney Island Brewing. For more information, please visit our investor relations website at www.bostonbeer.com, which includes links to all of our respective brand websites.

Thursday, October 21, 2021

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE OPERATIONS
(in thousands, except per share data)
	(unaudited)
	Thirteen weeks ended		Thirty-nine weeks ended
	September 25, 2021	September 26, 2020	September 25, 2021	September 26, 2020

Barrels sold	2,312	2,080	7,037	5,425
Revenue	$599,971	$525,249	$1,822,994	$1,358,563
Less excise taxes	38,328	32,457	113,466	83,068
Net revenue	561,643	492,792	1,709,528	1,275,495
Cost of goods sold	388,947	252,207	1,011,513	677,313
Gross profit	172,696	240,585	698,015	598,182
Operating expenses:
Advertising, promotional and selling expenses	166,817	108,023	469,296	306,250
General and administrative expenses	32,066	30,340	96,973	87,054
Contract termination costs and other	35,428	—	35,428	—
Impairment of assets	14,158	441	15,389	2,796
Total operating expenses	248,469	138,804	617,086	396,100
Operating (loss) income	(75,773)	101,781	80,929	202,082
Other (expense) income:
Interest expense	(26)	(20)	(84)	(169)
Other (expense) income, net	(657)	190	(655)	(222)
Total other (expense) income, net	(683)	170	(739)	(391)
(Loss) income before income tax (benefit) provision	(76,456)	101,951	80,190	201,691
Income tax (benefit) provision	(18,035)	21,183	13,852	42,548
Net (loss) income	$(58,421)	$80,768	$66,338	$159,143

Net (loss) income per common share - basic	$(4.76)	$6.61	$5.40	$13.05
Net (loss) income per common share - diluted	$(4.76)	$6.51	$5.33	$12.90

Weighted-average number of common shares - basic	12,282	12,221	12,279	12,191
Weighted-average number of common shares - diluted	12,282	12,333	12,450	12,259

Net (loss) income	$(58,421)	$80,768	$66,338	$159,143
Other comprehensive (loss) income:
Foreign currency translation adjustment	(26)	61	9	(10)
Defined benefit plans liability adjustment	—	1,117	—	1,117
Comprehensive (loss) income	$(58,447)	$81,946	$66,347	$160,250

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	(unaudited)
	September 25, 2021	December 26, 2020

Assets
Current Assets:
Cash and cash equivalents	$86,504	$163,282
Accounts receivable	83,121	78,358
Inventories	196,455	130,910
Prepaid expenses and other current assets	24,127	30,230
Income tax receivable	40,919	10,393
Total current assets	431,126	413,173
Property, plant and equipment, net	665,374	623,083
Operating right-of-use assets	54,485	58,483
Goodwill	112,529	112,529
Intangible assets	103,740	103,930
Third-party production prepayments	74,392	56,843
Other assets	21,880	10,784
Total assets	$1,463,526	$1,378,825

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$136,462	$121,647
Accrued expenses and other current liabilities	140,712	129,544
Current operating lease liabilities	8,313	8,232
Total current liabilities	285,487	259,423
Deferred income taxes, net	83,350	92,665
Non-current operating lease liabilities	54,950	59,171
Other liabilities	10,361	10,599
Total liabilities	434,148	421,858
Stockholders' Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 10,165,710 and 10,004,681 issued and outstanding as of September 25, 2021 and December 26, 2020, respectively	102	100
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 2,078,000 and 2,177,983 issued and outstanding as of September 25, 2021 and December 26, 2020, respectively	21	22
Additional paid-in capital	605,853	599,737
Accumulated other comprehensive loss	(243)	(252)
Retained earnings	423,645	357,360
Total stockholders' equity	1,029,378	956,967
Total liabilities and stockholders' equity	$1,463,526	$1,378,825

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	(unaudited)
	Thirty-nine weeks ended
	September 25, 2021	September 26, 2020
Cash flows provided by operating activities:
Net income	$66,338	$159,143
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	52,953	48,937
Impairment of assets	15,389	2,796
Gain on disposal of property, plant and equipment	(202)	(173)
Change in right-of-use assets	5,959	5,465
Other non-cash (income) expense	(92)	746
Stock-based compensation expense	14,002	10,735
Deferred income taxes	(9,370)	14,160
Changes in operating assets and liabilities:
Accounts receivable	(5,184)	(39,775)
Inventories	(71,104)	(23,072)
Prepaid expenses, income tax receivable and other current assets	(39,239)	43
Third-party production prepayments	(2,733)	(21,397)
Other assets	(5,682)	(516)
Accounts payable	17,781	33,020
Accrued expenses and other current liabilities	18,127	18,024
Change in operating lease liabilities	(6,102)	(1,887)
Other liabilities	124	2,671
Net cash provided by operating activities	50,965	208,920
Cash flows used in investing activities:
Purchases of property, plant and equipment	(120,887)	(100,341)
Proceeds from disposal of property, plant and equipment	1,142	72
Other investing activities	145	392
Net cash used in investing activities	(119,600)	(99,877)
Cash flows (used in) provided by financing activities:
Proceeds from exercise of stock options and sale of investment shares	8,571	14,015
Net cash paid on note payable and finance leases	(1,181)	(906)
Cash borrowed on line of credit	—	100,000
Cash paid on line of credit	—	(100,000)
Payment of tax withholding on stock-based payment awards and investment shares	(15,533)	(1,692)
Net cash (used in) provided by financing activities	(8,143)	11,417
Change in cash and cash equivalents	(76,778)	120,460
Cash and cash equivalents at beginning of year	163,282	36,670
Cash and cash equivalents at end of period	$86,504	$157,130

Copies of The Boston Beer Company's press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com